Exhibit 99.1

Date:	October 21, 2010	NEWS RELEASE

For Release:	IMMEDIATELY
Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

Contact:	William R. Sperry
HUBBELL REPORTS THIRD QUARTER RESULTS;
NET SALES OF $685.0 MILLION AND EARNINGS PER DILUTED SHARE OF $1.18
SHELTON, CT. (October 21, 2010) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the third quarter ended September 30, 2010.
Net sales in the third quarter of 2010 were $685.0 million, an increase of 15% compared to the $593.9 million reported in the third quarter of 2009. Operating income was $117.6 million, or 17.2% of net sales, compared to $91.3 million, or 15.4% of net sales, for the comparable period of 2009. Net income in the third quarter of 2010 was $71.3 million versus $57.3 million reported in the third quarter of 2009. Earnings per diluted share were $1.18 in the third quarter of 2010 compared to $1.01 reported in the third quarter of 2009. Free cash flow (defined as cash flow from operations less capital expenditures) was $71.4 million in the third quarter of 2010 versus $137.8 million reported in the comparable period of 2009.
For the first nine months of 2010, net sales were $1.9 billion, an increase of 8% compared to the same period last year. Operating income was $276.8 million, or 14.6% of net sales, compared to $215.2 million, or 12.2% of net sales, for the comparable period of 2009. Net income in the first nine months of 2010 was $167.5 million, an increase of 28% compared to the $130.5 million reported in the first nine months of 2009. Earnings per diluted share were $2.77, or 20% above the $2.31 reported for the comparable period of 2009. Free cash flow was $142.2 million compared to $277.8 million reported in the first nine months of 2009.

OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer said “I am very pleased with our strong third quarter performance. Our overall reported sales increased 15%, including the Burndy acquisition which added 9% to net sales in the quarter. During the quarter, we experienced higher demand for industrial and power products as well as increased shipments of high voltage test equipment. I am particularly pleased with our operating margin of 17.2%, up 180 basis points compared to 2009. The margin improvement was due to the benefits of productivity initiatives, higher sales and a favorable product mix partially offset by higher commodity costs. These impressive results reflect Hubbell’s multi-year productivity initiatives that have resulted in a leaner, more profitable company.”
Mr. Powers added “The incoming orders for the third quarter were reflective of improving overall trends for our business. In our Electrical segment, U.S. non-residential construction was lower; however, increased demand in the renovation, relight and controls markets provided some offset. The industrial maintenance and repair markets remained robust with our businesses that serve those markets experiencing strong growth rates. The residential market remained near the bottom as the Federal Housing Tax Credit expired and unemployment rates have remained high. In our Power segment, spending for distribution products was higher than the third quarter of 2009 as utility companies resumed spending on maintenance that had been deferred in the second half of 2009.”
SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on third quarter results in 2010 and 2009.
Electrical segment net sales in the third quarter of 2010 increased 18% to $490.6 million compared to $414.2 million reported in the third quarter of 2009. The Burndy acquisition added 13% to sales in the third quarter of 2010. In addition, increased sales of industrial products and high voltage test equipment were partially offset by weaker demand in the commercial and industrial lighting markets. Compared to the third quarter of 2009, operating income increased 63% to $83.9 million, or 17.1% of net sales. The increase in operating income was due to productivity improvements, the contribution of Burndy and a higher mix of industrial products.

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Hubbell’s Power segment net sales in the third quarter of 2010 were $194.4 million compared to $179.7 million reported in the third quarter of 2009. The increase was due to improved demand for distribution products as utility companies returned to spending on maintenance that had been deferred in the second half of 2009. Operating income decreased to $33.7 million compared to $39.8 million reported in the third quarter of 2009. The decrease in operating income was primarily due to higher commodity costs and increased selling and administrative costs partially offset by productivity improvements.
SUMMARY & OUTLOOK
Mr. Powers commented “Looking at the remainder of 2010, we expect net sales to be up approximately 7% for the year which reflects our normal seasonal pattern of lower sales in the fourth quarter. Based on the strength of our year to date performance we now expect full year operating margin to expand by approximately 180 basis points.”
Mr. Powers concluded “Looking into 2011, Hubbell’s largest served market, non-residential construction is forecasted to decline modestly. Within the non-residential market, public sector spending is likely to continue to benefit from the Federal stimulus plan. In addition, we expect to continue to realize the benefits of higher demand for our energy efficient products in the relight, renovation and building controls areas. The utility market is expected to grow with higher demand for our distribution products that maintain the infrastructure. We also expect increased spending on transmission projects as previously delayed projects begin in 2011. The industrial markets are expected to expand in the coming year with capacity utilization rates increasing and higher spending on oil and gas projects. The residential market is forecasted to improve; however, the recovery could be slow as the existing supply of inventory, including foreclosures, and high levels of unemployment are impediments to growth. So, overall, we expect our sales to increase modestly in 2011 compared to 2010. From a profitability perspective, we remain committed to our long term objective of expanding operating margin. I remain very positive on the outlook for Hubbell. I am excited about secular growth trends in the areas of energy efficient buildings, including new technologies such as LED, as well as infrastructure spending for upgrading the U.S. power grid where Hubbell is well positioned to participate in the growth.”

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Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated benefit from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2009.

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Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2009 revenues of $2.4 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Net Sales	$685.0	$593.9	$1,901.9	$1,763.7
Cost of goods sold	449.8	401.0	1,280.0	1,229.6

Gross Profit	235.2	192.9	621.9	534.1
Selling & administrative expenses	117.6	101.6	345.1	318.9

Operating income	117.6	91.3	276.8	215.2
Operating income as of % of Net sales	17.2%	15.4%	14.6%	12.2%
Interest expense, net	(7.8)	(7.7)	(22.9)	(23.0)
Other expense, net	(0.6)	0.3	(1.6)	(0.7)

Income before income taxes	109.2	83.9	252.3	191.5
Provision for income taxes	37.5	26.4	83.7	60.3

Net income	$71.7	$57.5	$168.6	$131.2
Less: Net income attributable to noncontrolling interest	0.4	0.2	1.1	0.7

Net income attributable to Hubbell	$71.3	$57.3	$167.5	$130.5

Earnings Per Share:
Basic	$1.19	$1.01	$2.79	$2.31
Diluted	$1.18	$1.01	$2.77	$2.31

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HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	September 30, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$342.8	$258.5
Short-term investments	11.4	2.6
Accounts receivable, net	409.4	310.1
Inventories, net	294.0	263.5
Deferred taxes and other	67.5	68.7

TOTAL CURRENT ASSETS	1,125.1	903.4

Property, plant and equipment, net	357.7	368.8
Investments	31.0	25.5
Goodwill	746.6	743.7
Intangible assets and other	348.8	361.4

TOTAL ASSETS	$2,609.2	$2,402.8

LIABILITIES AND EQUITY

Short-term debt	$2.3	$—
Accounts payable	172.9	130.8
Accrued salaries, wages and employee benefits	65.7	62.8
Accrued insurance	51.0	49.3
Dividends payable	21.6	20.9
Other accrued liabilities	163.9	154.7

TOTAL CURRENT LIABILITIES	477.4	418.5

Long-term debt	502.1	497.2
Other non-current liabilities	196.8	185.1

TOTAL LIABILITIES	1,176.3	1,100.8

Hubbell Shareholders’ Equity	1,428.9	1,298.2
Noncontrolling interest	4.0	3.8

TOTAL EQUITY	1,432.9	1,302.0

TOTAL LIABILITIES AND EQUITY	$2,609.2	$2,402.8

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Nine Months Ended September 30
	2010	2009

Cash Flows From Operating Activities
Net income attributable to Hubbell	$167.5	$130.5
Depreciation and amortization	54.8	51.1
Stock-based compensation expense	6.9	6.2
Deferred income taxes	4.7	13.0
Changes in working capital	(67.3)	89.6
Contributions to defined benefit pension plans	(2.6)	(2.4)
Other, net	12.0	9.1

Net cash provided by operating activities	176.0	297.1

Cash Flows From Investing Activities
Capital expenditures	(33.8)	(19.3)
Acquisition of businesses, net of cash acquired	—	(0.3)
Net change in investments	(12.0)	6.3
Other, net	2.3	1.7

Net cash used in investing activities	(43.5)	(11.6)

Cash Flows From Financing Activities
Short-term debt borrowings	2.2	—
Payment of dividends	(64.0)	(59.1)
Payment of dividends to noncontrolling interest	(0.9)	(0.3)
Acquisition of common shares	(2.9)	—
Proceeds from exercise of stock options	11.1	2.7
Other, net	2.4	0.2

Net cash used in financing activities	(52.1)	(56.5)

Effect of foreign exchange rate changes on cash and cash equivalents	3.9	5.2

Increase in cash and cash equivalents	84.3	234.2
Cash and cash equivalents
Beginning of period	258.5	178.2

End of period	$342.8	$412.4

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HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Net Sales
Electrical	$490.6	$414.2	$1,358.3	$1,213.7
Power	194.4	179.7	543.6	550.0

Total Net Sales	$685.0	$593.9	$1,901.9	$1,763.7

Operating Income
Electrical	$83.9	$51.5	$185.1	$110.4
Power	33.7	39.8	91.7	104.8

Total Operating Income	$117.6	$91.3	$276.8	$215.2

Operating Income as a % of Net Sales
Electrical	17.1%	12.4%	13.6%	9.1%
Power	17.3%	22.1%	16.9%	19.1%
Total	17.2%	15.4%	14.6%	12.2%

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HUBBELL INCORPORATED
Earnings Per Share Calculation
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Numerator:
Net income attributable to Hubbell	$71.3	$57.3	$167.5	$130.5
Less: Earnings allocated to participating securities	0.3	0.3	0.7	0.6

Net income available to common shareholders	$71.0	$57.0	$166.8	$129.9

Denominator:
Average number of common shares outstanding	59.8	56.3	59.8	56.2
Potential dilutive shares	0.4	0.2	0.4	0.1

Average number of diluted shares outstanding	60.2	56.5	60.2	56.3

Earnings per Share:
Basic	$1.19	$1.01	$2.79	$2.31
Diluted	$1.18	$1.01	$2.77	$2.31

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HUBBELL INCORPORATED
Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	September 30, 2010	December 31, 2009
Total Debt	$504.4	$497.2
Total Hubbell’s Shareholders’ Equity	1,428.9	1,298.2

Total Capital	$1,933.3	$1,795.4

Total Debt to Total Capital	26%	28%

Total Debt	$504.4	$497.2
Less: Cash and cash equivalents	(342.8)	(258.5)
Investments	(42.4)	(28.1)

Net Debt	$119.2	$210.6

Net Debt to Total Capital	6%	12%
Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage as a gauge for evaluating the Company’s ability to meet its funding needs.
Free Cash Flow Reconciliation

	Nine Months Ended September 30
	2010	2009

Net cash provided by operating activities	$176.0	$297.1
Less: Capital Expenditures	(33.8)	(19.3)

Free cash flow	$142.2	$277.8

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and strengthening the balance sheet.

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